Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(2)	Proposed Maximum Offering Price per Security		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.0001 par value per share (2) (3)	135,000	$9.30	(4)	$1,255,500	$138.36	(5)
Total	135,000			$1,255,500	$138.36	(6)

(1) Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-4 (File No. 333-267938).

(2) The number of shares of common stock, par value $0.0001 per share, being registered is equal to 135,000 and represents 13,500 Class A common stock, par value $0.0001 per share (the “KINS Class A Common Stock”), and 121,500 Class C common stock, par value $0.0001 per share.

(3) Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the KINS Class A Common Stock on the Nasdaq Capital Market on March 10, 2023 ($9.30 per KINS Class A Common Stock). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5) Applicable fee rate is $110.20 per $1,000,000.

(6) The Registrant previously registered securities having a proposed maximum aggregate offering price of $230,000,000 on its Registration Statement on Form S-4, as amended (File No. 333-267938), which was declared effective by the Securities and Exchange Commission on February 13, 2023. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $1,255,500 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.